Exhibit 2.3

Control Number : 24056746

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

NAME CHANGE

I, **Brad Raffensperger**, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

Worthy Wealth Realty, Inc.
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 07/09/2026 changing its name to

Wellstreet Realty, Inc.
a Domestic Profit Corporation

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/ certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 07/13/2026.

Brad Raffensperger
Secretary of State